Exhibit 10.13

July 20, 2000

Mr. Corbin Bernsen	Mr. Shaun Edwards
Founder	Co-Founder
PublicFilmWorks.com	PublicFilmWorks.com
14759 Oxnard Blvd.	14759 Oxnard Blvd.
Van Nuys, CA 91408	Van Nuys, CA 91408

Mr. Ted Chung

Co-Founder

PublicFilmWorks.com

14759 Oxnard Blvd.

Van Nuys, CA 91408

Re:          Deal Memorandum for Creation of PublicFilmWorks.com Web Site

Dear Gentlemen:

INTRODUCTION

Rob and I would like to thank you again for your hospitality on Monday.  We had a great time and returned home with reinforced enthusiasm for the PublicFilmWorks.com web site project.  We were also encouraged to hear that you have found an acceptable source of funding that will allow Corbin’s concept to come to life without sacrificing the true vision of the project.

As you requested, we have set forth below a short form deal memorandum intended to highlight the salient points of our discussions over the past several weeks regarding the construction, management and hosting of the Phase 1 web site.  Of course, as the project progresses over the next several months, we can adjust the scope and timing of the deliverables to reflect any necessary changes in the development process.  Be assured, however, that the estimated cost will not change unless there are substantial alterations to the Phase 1 outline that you provided to us.  In this event, we will consult you before incurring additional charges and will work with you to reach an appropriate solution that is consistent with the applicable budget.  We view our clients as our partners.  As a result, we approach every project with a vested interest in the success of the business enterprise and not just with the goal of building an attractive site.  Moreover, we find success to be a collaborative effort requiring both your input and our technical skills.  On this front, we were pleased to learn that Ted will be overseeing the technology aspects of the project for PFW.

DEAL MEMORANDUM

1.               Parties:  PublicFilmWorks.com (“PFW”) and MMT Solutions (“MMT”).

2.               Project Description:   PFW wishes to engage MMT and MMT wishes to accept such engagement to program and build an interactive web site that will constitute “a virtual studio. An online film and television production facility that turns out projects for traditional distribution.”  The audience will be invited to participate in the movie making process by visiting the web site and voting on various parts of the film from pre-production to post-production.  By visiting the site and participating, the audience will be given the opportunity to experience the entire film making process and at the same time will earn points, win prizes, and enjoy numerous peripheral benefits including the ability to buy certain highlighted products directly through the web site.  The site will contain a studio store (where film memorabilia may be purchased and points redeemed), a commissary (where visitors can chat about Hollywood, films or any other topic of interest), a studio theater (where out takes and dailies can be viewed), an administration building (which will contain a variety of information from the studio school to company highlights to personalized pages), a search engine, and a production office (where visitors can view dailies, see call sheets, view scripts, etc.).  Additionally, the site will contain a secure administrative area as well as advertising aspects through strategic alliances with vendors whose products will be highlighted in the films.

3.              Project Components:  At this time, the primary components included in the construction of the web site and development of the business enterprise are those set forth in the PublicFilmWorks.com Website Skill Sets, Phase 1 document which you have provided to us and which is attached hereto as an exhibit.  The initial design, construction and budget for the web site as set forth herein are based upon the exhibit.  Additional components and applicable budgetary adjustments may be made a part of the project as agreed upon by the parties. The web site will be created on a development server and hosted on a production server.

4.              Schedule for Deliverables:  MMT anticipates that it will take approximately ninety (90) days from start to finish to program and build the web site as presently conceived and set forth in the exhibit hereto.  A more specific timeline for deliverables during that ninety day period will be developed once PFW authorizes MMT to proceed with the work contemplated in this Deal Memorandum and as part of a formal contract to that effect.  It is customary for MMT to provide a detailed timeline for deliverables and to remain in regular contact with our clients during and after the development of a project.  Additionally, periodic meetings will be planned throughout the ninety day period during which time MMT will present to PFW the status of its progress on the work, PFW can inquire regarding any matters relating to the project, proposed alterations can be discussed and decided upon, and the parties can ensure that they remain in agreement on all matters pertaining to the site.

5.              Cost of Project:  MMT estimates that its fees to timely complete the work for Phase 1 as contemplated in the exhibit hereto, including web hosting, will not exceed Three Hundred Forty Five Thousand Dollars ($345,000.00).   MMT reserves the right to adjust the estimated cost of the project to reflect any substantial changes made by PFW to the scope of the project.

6.              Payment Schedule:  Upon PFW entering into a written contract with MMT for performance of the services contemplated herein and in the attached exhibit, PFW shall remit payment to MMT for services rendered in three installments according to the following schedule:

Payment	Amount	Due Date

1	$115,000.00	Upon execution of contract between PFW and MMT.
2	$115,000.00	45 days after execution of contract between PFW and MMT.
3	Balance of project not to exceed $115,000.00	Upon completion and delivery of the final product as contemplated herein and in the attached exhibit.

7.              Meeting Dates:  Presently, the schedule for regular meetings between PFW and MMT has not been established.  MMT anticipates that regular meetings will occur between PFW and MMT throughout the development process to monitor the progress and structure of the project.

8.              Office Space:  PFW will provide sufficient office space at PFW’s offices located in Los Angeles, California to accommodate four (4) of MMT’s web programmers and/or developers during work on the project as contemplated herein and afterwards to maintain and continue development of the web site, upon terms and conditions to be mutually agreed upon by the parties hereto.

CONCLUSION

We believe the above accurately represents the substance of our discussions to date.  Of course, if you have any questions or comments, please do not hesitate to call.  If the above terms and conditions are acceptable as stated, kindly arrange for an authorized representative of PublicFilmWorks.com to execute this Deal Memorandum in the space provided confirming your agreement to move forward with the project.

Needless to say, we look forward to working with each of you, and we are excited to be involved in helping build the foundation of this truly unique and dynamic concept.

Best regards.

Very truly yours,

Michael S. Hetelson

Cc: Robert D. Carmignani, Esq.